Exhibit 23.1      Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of Fonar Corporation and Subsidiaries on Form S-3 (File No. 333-96557), Form S-3 (File No. 333-116909), Form S-3 (File No. 333-127319), and Form S-8 (File No.
333-145289) of our report dated October 5, 2009, with respect to our audits of the consolidated financial statements of Fonar Corporation and Subsidiaries as of June 30, 2009 and 2008, and for the two years ended June 30, 2009 and 2008, which report is included in this Annual Report on Form 10-K of Fonar Corporation and Subsidiaries for the year ended June 30, 2009.

/s/ Marcum LLP

Marcum LLP
New York, New York
October 5, 2009